Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 333-114398 on Form S-8 of our report dated June 25, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Staff Position, FSP AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans,) appearing in this Annual Report on Form 11-K of The Iron Mountain Companies 401(k) Plan for the year ended December 31, 2006.

/S/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
June 25, 2007